Exhibit 5.1

J.P. Galda & Co.

Attorneys-at-Law

40 East Montgomery Avenue, LTW 220

Ardmore, Pennsylvania 19003

Telephone: 215-815-1534

April 15, 2024

Bunker Hill Mining Corp.

82 Richmond Street East

Toronto, Ontario M5C 1P1

Canada

Dear Sirs/Mesdames,

Re:	Registration on Form S-1

We have acted as counsel to Bunker Hill Mining Corp., a corporation incorporated under the laws of the State of Nevada (the “Corporation”), in connection with a Registration Statement on Form S-1 filed today (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of resales of shares of common stock of the Corporation, par value $0.0001 per share, as described below, to be sold as provided in the form of Prospectus included as part of the Registration Statement:

●	51,633,727 shares of common stock issuable upon exercise of the common stock purchase warrant component of the special warrants issued on March 27, 2023 (the “2023 Warrant Shares”);

●	37,849,325 shares of common stock issuable upon exercise of the common stock purchase warrant component of the special warrants issued on April 1, 2022 (the “2022 Warrant Shares”);

●	20,833,334 shares of common stock issued to Teck Resource Limited on a private placement basis in May 2022 and upon the exercise of warrants issued in March 2023 (the “Teck Shares”);

●	48,255,431 shares of common stock issued to Sprott Private Resource Streaming & Royalty Corp. (the “Sprott Shares”):

●	7,678,172 shares of common stock issued pursuant to awards granted under the Corporation’s equity compensation plans (the “Award Shares”);

●	17,357,723 shares of common stock issued in other private placement transactions (the “Other Private Placement Shares”); and

●	3,028,664 shares of common stock issuable upon exercise of the common stock purchase warrant component of warrants issued in other private placements (the “Other Warrant Shares”).

The Teck Shares, the Sprott Shares, the Award Shares, and the Other Private Placement Shares are collectively referred to as the “Issued Shares.” The 2023 Warrant Shares, the 2022 Warrant Shares and the Other Warrant Shares are collectively referred to as the “Warrant Shares.”

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized, and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares to be issued pursuant to terms of the applicable underlying warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours

/s/ Joseph P. Galda